Exhibit Number 3.3

                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               WESTWOOD ONE, INC.

     FIRST: Name.

     The name of the corporation is Westwood One, Inc. formerly known as Westwood One Delaware, Inc. with the certificate of incorporation originally filed on June 21, 1985. (the "Corporation").

     This Restated Certificate of Incorporation restates and integrates the Certificate of Incorporation.

     This Restated Certificate of Incorporation further amends the Certificate of Incorporation of this corporation and such amendment was duly adopted by vote of the stockholders in accordance with Section 242 and 245 of the General Corporation Law of the State of Delaware.

     SECOND: Registered Office and Agent.

     The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the city of Wilmington, County of New Castle. The name and address of the Corporation's registered agent in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware 19801.

     THIRD: Purpose and Business.

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware.

     FOURTH: Capital Stock.

     1. Classes and Number of Shares. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Three Hundred Thirteen Million (313,000,000), consisting of Three Hundred Million (300,000,000) shares of Common Stock, par value one cent ($0.01) per share (the "Common Stock"), Three Million (3,000,000) shares of Class B Stock, par value one cent ($0.01) per share (the "Class B Stock"), and Ten Million (10,000,000) shares of Preferred Stock, par value one cent ($0.01) per share (the "Preferred Stock").

     2. Powers and Rights of Common Stock and Class B Stock.

     a. Voting Rights and Powers. With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of the Common Stock and the holders of any outstanding shares of the Class B Stock shall vote together without regard to class, and every holder of the outstanding shares of the Common Stock shall be entitled to cast thereon one (1) vote in person or by

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proxy for each share of the Common Stock  standing in his name, and every holder of any outstanding shares of Class B Stock shall be entitled to cast thereon fifty (50) votes in person or by proxy for each share of the Class B Stock standing in his name, provided that at such time as shares of the Class B Stock become outstanding, holders of the Common Stock, voting separately as a class with each holder of the outstanding shares of the Common Stock being entitled to one (1) vote in person or by proxy for each share of the Common Stock standing in his name, shall have the right to elect that number of directors so that one-fifth (calculated to the nearest whole number, rounding a fractional number of five-tenths (.5) to the next highest whole number) of the total number of directors of the Corporation fixed from time to time by, or in the manner provided for in, the By-laws of the Corporation, shall have been elected by the holders of the Common Stock. With respect to any proposed amendment to this Certificate of Incorporation which would increase or decrease the number of authorized shares of either the Common Stock or the Class B Stock, increase or decrease the par value of the shares of the Common Stock or the Class B Stock, or alter or change the powers, preferences, relative voting power or special rights of the shares of the Common Stock or the Class B Stock so as to affect them adversely, the approval of a majority of the votes entitled to be cast by the holders of the class affected by the proposed amendment, voting separately as a class, shall be obtained in addition to the approval of a majority of the votes entitled to be cast by the holders of the Common Stock and the Class B Stock voting together without regard to class as hereinbefore provided.
     b. Dividends and Distributions.

     (i) Cash Dividends. Subject to the rights of holders of Preferred Stock, holders of Common Stock and Class B Stock shall be entitled to receive such cash dividends as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor, provided that no cash dividend may be declared and paid to holders of Class B Stock unless at the same time the Board of Directors shall also declare and pay to the holders of Common Stock a per share dividend at least twenty-five percent (25%) greater than the per share dividend declared and paid to holders of Class B Stock. In addition, the Board of Directors may declare and pay cash dividends to the holders of Common Stock without declaring and paying dividends to the holder of Class B Stock.

     (ii) Other Dividends and Distributions. Subject to the provisions of Article FOURTH, Section 5 hereof, each share of the Common Stock and each share of the Class B Stock shall be equal in respect of rights to dividends (other than cash) and distributions, when and as declared, in the form of stock or other property of the Corporation, except that in the case of dividends or other distributions payable in stock of the Corporation, other than the Preferred Stock, including distributions pursuant to stock split-ups or divisions, which occur after the date shares of the Class B Stock are first issued by the Corporation, only shares of the Common Stock shall be distributed with respect to the Common Stock and only shares of the Class B Stock shall be distributed with respect to the Class B Stock.

     (iii) Other Rights. Except as otherwise required by the Delaware General Corporation Law or as otherwise provided in this Certificate of Incorporation, each share of the Common Stock and each share of the Class B Stock shall have identical powers, preferences and rights, including rights in liquidation.

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     c.  Transfer  of Class B Stock.  (i)  Restriction  on  Transfer.  No person holding shares of Class B Stock of record (hereinafter called a "Class B Holder") may transfer, and the Corporation shall not register the transfer of, such shares of Class B Stock, whether by sale, assignment, gift, bequest, appointment, operation of law or otherwise, except to a Permitted Transferee. A Permitted Transferee shall mean, with respect to each person from time to time shown as the record holder of shares of Class B Stock:

     (1) In the case of a Class B Holder who is a natural person,

     (A) The spouse of such Class B Holder, any lineal descendant of a grandparent of such Class B Holder, including adopted children, and any spouse of such lineal descendant (which lineal descendants, together with their spouses and the Class B Holder's spouse are herein collectively referred to as "Class B Holder's Family Members");

     (B) The trustee of a trust (including a voting trust) principally for the benefit of such Class B Holder and/or one or more of his or her Permitted Transferees described in each subdivision of this clause (i) other than this subdivision (B), provided that such trust may also grant a general or special power of appointment to one or more of such Class B Holder's Family Members and may permit trust assets to be used to pay taxes, legacies and other obligations of the trust or of the estates of one or more of such Class B Holder's Family Members payable by reason of the death of any of such Family Members;

     (C) A corporation of which a majority of the beneficial ownership of outstanding capital stock entitled to vote for the election of directors is owned by, or a partnership of which a majority of the beneficial ownership of the partnership interests entitled to participate in the management of the partnership are held by, the Class B Holder or his or her Permitted Transferees determined under this subdivision (1), provided that if by reason of any change in the ownership of such stock or partnership interests, such corporation or partnership would no longer be a Permitted Transferee, all shares of Class B Stock then held by such corporation or partnership shall, upon the election of the corporation given by written notice to such corporation or partnership, without further act on anyone's part, be converted into shares of Common Stock effective upon the date of the giving of such notice, and stock certificates formerly representing such shares of Class B Stock shall thereupon and thereafter be deemed to represent the like number of shares of Common Stock; and

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     (D) The estate of such Class B Holder.

     (2) In the case of a Class B Holder holding the shares of Class B Stock in question as trustee pursuant to a trust (other than a trust described in subdivision (3) below), "Permitted Transferee" means (A) any person transferring Class B Stock to such trust and (B) any Permitted Transferee of any such transferor determined pursuant to subdivision (1) above.

     (3) In the case of a Class B Holder holding the shares of Class B Stock in question as trustee pursuant to a trust which was irrevocable on the record date (hereinafter in this section called the "Record Date") for determining the persons to whom the Class B Stock is first issued by the Corporation, "Permitted Transferee" means (A) any person to whom or for whose benefit principal may be distributed either during or at the end of the term of such trust whether by power of appointment or otherwise and (B) any Permitted Transferee of any such person determined pursuant to subdivision (1) above.

     (4) In the case of a Class B Holder which is a corporation or partnership acquiring record and beneficial ownership of the shares of Class B Stock in question upon its initial issuance by the Corporation, "Permitted Transferee" means (A) any partner of such partnership, or stockholder of such corporation, on the Record Date, (B) any person transferring such shares of Class B Stock to such corporation or partnership, and (C) any Permitted Transferee of any such person, partner, or stockholder referred to in subdivision (A) and (B) of this subdivision (4), determined under subdivision (1) above.

     (5) In the case of a Class B Holder which is a corporation or partnership (other than a corporation or partnership described in subdivision (iv) above) holding record and beneficial ownership of the shares of Class B Stock in question, "Permitted Transferee" means (A) any person transferring such shares of Class B Stock to such corporation or partnership and (B) any Permitted Transferee of any such transferor determined under subdivision (1) above.

     (6) In the case of a Class B Holder which is the estate of a deceased Class B Holder, or which is the estate of a bankrupt or insolvent Class B Holder, which holds record and beneficial ownership of the shares of Class B Stock in question, "Permitted Transferee" means a Permitted Transferee of such deceased, bankrupt or insolvent Class B Holder as determined pursuant to subdivisions (1),
(2), (3), (4) or (5) above, as the case may be.

     (ii) Pledge of Class B Stock. Notwithstanding anything to the contrary set forth herein, any Class B Holder may pledge such Holder's shares of Class B Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares shall not be transferred to or registered in the name of the pledgee and shall remain

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subject to the  provisions of this Section 2(c). In the event of  foreclosure or other similar action by the pledgee, such pledged shares of Class B Stock may only be transferred to a Permitted Transferee of the pledgor or converted into shares of Common Stock, as the pledgee may elect.

     (iii) Certain Definitions. For purposes of this Section 2(c):

     (1) The relationship of any person that is derived by or through legal adoption shall be considered a natural one.

     (2) Each joint owner of shares of Class B Stock shall be considered a "Class B Holder" of such shares.

     (3) A minor for whom shares of Class B Stock are held pursuant to a Uniform Gifts to Minors Act or similar law shall be considered a Class B Holder of such shares.

     (4) Unless otherwise specified, the term "person" means both natural persons and legal entities.

     (5) A Permitted Transferee may never include a broker-dealer or other nominee.

     (6) Without derogating from the election conferred upon the Corporation pursuant to subdivision (C) of subdivision (1) above, each reference to a corporation shall include any successor corporation resulting from merger or consolidation; and each reference to a partnership shall include any successor partnership resulting from the death or withdrawal of a partner.

     (iv) Non-Permitted Transfers. Any transfer of shares of Class B Stock not permitted hereunder shall result in the conversion of the transferee's shares of Class B Stock into shares of Common Stock, effective the date on which certificates representing such shares are presented for transfer on the books of the corporation. The Corporation may, in connection with preparing a list of shareholders entitled to vote at any meeting of shareholders, or as a condition to the transfer or the registration of shares of Class B Stock on the Corporation's books, require the furnishing of such affidavits, documents or other proof as it deems necessary to establish that any person is the beneficial owner of shares or Class B Stock or is a Permitted Transferee.

     (d) Automatic Conversion of Class B Stock. At any time when (i) the voting power of holders of Class B Stock as a group (such voting power to include the voting power of Common Stock held by holders of Class B Stock) as reflected on the stock transfer books of the corporation falls below ten percent (10%) of the aggregate voting power of issued and outstanding shares of Common Stock and Class B Stock, or (ii) the Board of Directors and the holders of a majority of the outstanding shares of Common Stock and Class B Stock approve the conversion of all of the Class B Stock into Common Stock, then, immediately upon the occurrence of either such event, the outstanding shares of Class B Stock shall automatically be converted into shares of Common Stock without any action by the

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Board of Directors or holders of Class B Stock.  Thereafter,  the  provisions of this Certificate of Incorporation which provide for different voting or cash dividend rights for the Common Stock and the Class B Stock shall not be of any effect. If any cash dividends shall have been declared at such time but not paid, holders of the Class B Stock shall be entitled to the same cash dividend payable to holders of the Common Stock. Future cash dividends, as and when declared, shall be payable at the same rate for all shares of the Common Stock then outstanding. In the event of such a conversion, certificates formerly representing outstanding shares of Class B Stock shall thereupon and thereafter be deemed to represent the like number of shares of Common Stock.

     (e) No"Street" or "Nominee" Registration of Class B Stock. Shares of Class B Stock shall be registered in the names of the beneficial owners thereof and not in"street" or "nominee" name. For this purpose, a "beneficial owner" of any shares of Class B Stock shall mean a person who, or an entity which, possesses the power, either single or jointly, to direct the voting or disposition of such shares. The corporation shall note on the certificates for shares of Class B Stock the existence of the restrictions on transfer imposed by this Section 2(c).

     (f) Conversion of Class B Stock. Each share of Class B Stock may at any time be converted at the election of the holder thereof into one fully paid and nonassessable share of the Common Stock. Any holder of shares of the Class B Stock may elect to covert any or all of such shares at one time or at various times in such Holder's discretion. Such right shall be exercised by the surrender of the certificate representing each share of the Class B Stock to be converted to the agent for the registration or transfer of shares of the Class B Stock at its office, or to the Corporation at its principal executive offices, accompanied by a written notice of the election by the holder thereof to convert and (if so required by the transfer agent or by the Corporation) by instruments of transfer, in form satisfactory to the transfer agent and to the Corporation, duly executed by such holder or his duly authorized attorney. The issuance of a certificate or certificates for shares of the Common Stock upon conversion of shares of the Class B Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate or certificates is or are to be issued in a name other than that of the holder of the share or shares of the Class B Stock converted, the person or persons requesting the issuance thereof shall pay to the transfer agent or to the Corporation the amount of any tax which may be payable in respect of any such transfer, or shall establish to the satisfaction of the transfer agent or of the Corporation that such tax has been paid. As promptly as practicable after the surrender for conversion of a certificate or certificates representing shares of the Class B Stock and the payment of any tax as hereinbefore provided, the Corporation will deliver or cause to be delivered at the office of the transfer agent to, or upon the written order of, the holder of such certificate or


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certificates, a certificate or certificates representing the number of shares of the Common Stock issuable upon such conversion, issued in such name or names as holder may direct. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificate or certificates representing shares of the Class B Stock (if on such date the transfer books of the Corporation shall be closed, then immediately prior to the close of business on the first date thereafter that said books shall be open), and all rights of such holder arising from ownership of shares of the Class B Stock shall cease at such time, and the person or persons in whose name or names the certificate or certificates representing shares of the Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of the Common Stock at such time and shall have and may exercise all the rights and powers appertaining thereto. No adjustments in respect of past cash dividends shall be made upon the conversion of any share of the Class B Stock; provided, however, that if any shares of the Class B Stock shall be converted subsequent to the record date for the payment of a cash or stock dividend or other distribution on shares of the Class B Stock but prior to such payment, the registered holder of such shares at the close of business on such record date shall be entitled to receive the cash or stock dividend or other distribution payable to holders of the Common Stock. All shares of Class B Stock received by the Corporation upon conversion thereof into Common Stock shall be retired and not reissued except as otherwise described in this Certificate of Incorporation. The Corporation shall at all times reserve and keep available, solely for the purpose of issue upon conversion of outstanding shares of the Class B Stock, such number of shares of the Common Stock as may be issuable upon the conversion of all such outstanding shares of the Class B Stock, provided, the Corporation may deliver shares of the Common Stock which have previously been exchanged for shares of the Class B Stock or which are held in the treasury of the Corporation for shares of the Class B Stock to be converted. If any shares of the Common Stock require registration with or approval of any governmental authority under any federal or state law before such shares of the Common Stock may be issued upon conversion, the Corporation will cause such shares to be duly registered or approved, as the case may be. The Corporation will endeavor to list shares of the Common Stock required to be delivered upon conversion prior to such delivery upon any national securities exchange or national market system on which the outstanding shares of the Common Stock may be listed at the time of such delivery. All shares of the Common Stock which may be issued upon conversion of shares of the Class B Stock will, upon issue, be fully paid and nonassessable.

     3. Issuance of the Class B Stock.

     a. Initial Issuance. The Board of Directors may authorize by resolution the manner in which shares of the Class B Stock shall initially be issued and may set such terms and conditions as it deems appropriate or advisable with respect thereto, without any vote or other action by the stockholders, except as otherwise required by law. Such initial issuance shall only be to the then holders of the Common Stock.

     4. Preferred Stock. The powers, preferences, rights, qualifications, limitations and restrictions pertaining to the Preferred Stock, or any series thereof, shall be such as may be fixed by the Board of Directors in its sole discretion, authority to do so being hereby expressly vested in such Board.

     5. Issuance of the Common Stock and the Preferred Stock; Subsequent Issuance of Class B Stock. The Board of Directors of the Corporation may from time to time authorize by resolution the issuance of any or all shares of the Common Stock, Class B Stock and the Preferred Stock herein authorized in accordance with the terms and conditions set forth in this Certificate of Incorporation for such purposes, in such amounts, to such persons, corporations, or entities, for such consideration, and in the case of the Preferred Stock, in one or more series, all as the Board of Directors in its discretion may determine and without any vote or other action by the stockholders, except as otherwise required by law. In the case of a resolution authorizing the issuance of any shares of the Class B Stock, such resolution shall be adopted by the

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unanimous  vote of the  Board of  Directors.  At any time  shares of the Class B
Stock are outstanding, the Board of Directors may issue shares of the Common Stock in the form of a distribution or distributions pursuant to a stock dividend or split-up of the shares of the Common Stock only to the then holders of the outstanding shares of the Common Stock and in conjunction with and in the same ratio as a stock dividend or split-up of the shares of the Class B Stock.

     6. Cumulative Voting. Except as otherwise required by applicable law, there shall be no cumulative voting on any matter brought to a vote of stockholders of the Corporation.

     FIFTH: Adoption of Bylaws.

     In furtherance and not in limitation of the powers conferred by statute and subject to Article Sixth hereof, the Board of Directors is expressly authorized to adopt, repeal, rescind, alter or amend in any respect the bylaws of the Corporation (the "Bylaws").

     SIXTH: Shareholder Amendment of Bylaws.

     Notwithstanding Article Fifth hereof, the Bylaws may also be adopted, repealed, rescinded, altered or amended in any respect by the stockholders of the Corporation, but only by the affirmative vote of the holders of not less than seventy-five percent (75%) of the voting power of all outstanding shares of Voting Stock (as defined in paragraph (f) of Section 3 of Article Fourteenth hereof), regardless of class and voting together as a single voting class, and, where such action is proposed by an Interested Stockholder (as defined in paragraph (d) of Section 3 of Article Fourteenth hereof), or by any Affiliate or Associate (each as defined in paragraph (g) of Section 3 of Article fourteenth hereof) of an Interested Stockholder, by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of Voting Stock, regardless of class and voting together as a single voting class, other than shares held by the Interested Stockholder which proposed (or the Affiliate or Associate of which proposed) such action, or any Affiliate or Associate of such Interested Stockholder; provided, however, that where such action is approved by a majority of the Continuing Directors (as defined in paragraph (a) of Section 3 of Article Fourteenth hereof), the affirmative vote of a majority of the voting power of all outstanding shares of Voting Stock, regardless of class and voting together as a single voting class, shall be required for approval of such action.

     SEVENTH: Board of Directors.

     The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors. Except as may otherwise be provided pursuant to Section 4 of Article Fourth hereof in connection with rights to elect additional directors under specified circumstances which may be granted to the holders of any class or series of Preferred Stock, the exact number of directors of the Corporation shall be determined from time to time by a Bylaw or amendment thereto.

     EIGHTH: Classification of Board of Directors.

     The Board of Directors shall be and is divided into three classes: Class I, Class II and Class III. The number of directors in each class shall be the whole number contained in the quotient obtained by dividing the authorized number of directors by three. If a fraction is also contained in such quotient, then additional directors shall be apportioned as follows: if such fraction is one-third, the additional director shall be a member of Class I; and if such fraction is two-thirds, one of the additional directors shall be a member of Class I and the other shall be a member of Class II. Except as otherwise required by applicable law, each director shall serve for a term ending on the date of the third Annual Meeting of Stockholders of the Corporation (the "Annual

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Meeting")  following  the Annual  Meeting at which such  director  was  elected;
provided, however, that all of the Corporation's initial directors shall serve for a term ending on the date of the first Annual Meeting and that the directors elected at the Corporation's first Annual Meeting to Class III shall serve for a term ending on the date of the first Annual Meeting next following the end of the calendar year 1986, the directors first elected to Class II shall serve for a term ending on the date of the second Annual Meeting next following the end of the calendar year 1986 and the directors first elected to Class I shall serve for a term ending on the date of the third Annual Meeting next following the end of the calendar year 1986. All directors, whether elected by holders of Class B Stock or Common Stock, shall have equal standing.

     Notwithstanding the foregoing provisions of this Article Eighth: each director shall serve until his successor is elected and qualified or until his death, resignation or removal; no decrease in the authorized number of directors shall shorten the term of any incumbent director; and additional directors, elected pursuant to Section 4 of Article Fourth hereof in connection with rights to elect such additional directors under specified circumstances which may be granted to the holders of any class or series of Preferred Stock, shall not be included in any class, but shall serve for such term or terms and pursuant to such other provisions as are specified in the resolution of the Board of Directors establishing such class or series.

         NINTH:  Vacancies on Board of Directors.

     Except as may otherwise be provided pursuant to Section 4 of Article Fourth hereof in connection with rights to elect additional directors under specified circumstances which may be granted to the holders of any class or series of Preferred Stock, newly created directorships resulting from any increase in the number of directors, or any vacancies on the Board of Directors resulting from death, resignation, removal or other causes, shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, regardless of their class, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor shall have been elected and qualified or until such director's death, resignation or removal, whichever first occurs.

     TENTH: Removal of Directors.

     Except as may otherwise be provided pursuant to Section 4 of Article Fourth hereof in connection with rights to elect additional directors under specified circumstances which may be granted to the holders of any class or series of Preferred Stock, any director may be removed from office only for cause and only the affirmative vote of the holders of not less than seventy-five percent (75%) of the voting power of all outstanding shares of Voting Stock entitled to vote in connection with the election of such director, regardless of class and voting together as a single voting class; provided, however, that where such removal is approved by a majority of the Continuing Directors, the affirmative vote of a majority of the voting power of all outstanding shares of Voting Stock entitled to vote in connection with the election of such director, regardless of class and voting together as a single voting class, shall be required for approval of

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such  removal.  Failure of an  incumbent  director to be  nominated  to serve an additional term of office shall not be deemed a removal from office requiring any stockholder vote.

     ELEVENTH: Stockholder Action.

     Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called Annual Meeting or at a special meeting of stockholders of the Corporation, unless such action requiring or permitting stockholder approval is approved by a majority of the Continuing Directors, in which case such action may be authorized or taken by the written consent of the holders of outstanding shares of Voting Stock having not less than the minimum voting power that would be necessary to authorize or take such action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted, provided all other requirements of applicable law and this Certificate have been satisfied.

     TWELFTH: Special Stockholder Meetings.

     Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by a majority of the Board of Directors or by the Chairman of the Board or the President. Special meetings may not be called by any other person or persons. Each special meeting shall be held at such date and time as is requested by the person or persons calling the meeting, within the limits fixed by law.

     THIRTEENTH: Location of Stockholder Meetings.

     Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision of applicable law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of directors or in the Bylaws.

     FOURTEENTH: Business Combinations.

     1. General Requirements for Approval. Subject to the provisions of Section 2 of this Article Fourteenth, in addition to any vote required by law, a Business Combination (as defined in paragraph (b) of Section 3 of this Article Fourteenth) shall be approved by the affirmative vote of the holders of not less than:

     (a) seventy-five percent (75%) of the voting power of all outstanding shares of Voting Stock, regardless of class and voting together as a single voting class; and

     (b) a majority  of the  voting  power of all  outstanding  shares of Voting
Stock, other than shares held by any Interested Stockholder which is (or the Affiliate or Associate of which is) a party to such Business Combination or by any Affiliate or Associate of such Interested Stockholder, regardless of class and voting together as a single voting class.

     The affirmative votes referred to in paragraphs (a) and (b) of this Section 1 shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or proportion may be specified, by law, or in any agreement between the Corporation and any national securities exchange or any other person, or otherwise.

     2. Alternative Requirements for Approval. Notwithstanding the provisions of
Section 1 of this Article Fourteenth, a Business Combination may be approved if all of the conditions specified in either of the following paragraphs (a) or (b) have been satisfied:

     (a) both of the following conditions specified in clauses (i) and (ii) of this paragraph (a) have been satisfied:

     (i) there are one or more Continuing Directors and a majority of such Continuing Directors shall have approved such Business Combination; and

     (ii) such Business Combination shall have been approved by the affirmative vote of the Corporation's stockholders required by law, if any such vote is so required; or

     (b) all of the following conditions specified in clauses (i) through (vii) of this paragraph (b) have been satisfied:

     (i) such Business Combination shall have been approved by the affirmative vote of holders of a majority of the voting power of all outstanding shares of Voting Stock, regardless of class and voting together as a single voting class;

     (ii) the aggregate amount of (A) the cash and (B) the Fair Market Value (as defined in paragraph (i) of Section 3 of this Article Fourteenth), as of the date of the consummation of the Business Combination (the "Consummation Date"), of consideration other than cash received or to be received, per share, by holders of shares of Common Stock in such Business Combination, shall be at least equal to the higher of the following:

     (I) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid or agreed to be paid by the Interested Stockholder which is (or the Affiliate or Associate of which is) a party to such Business Combination for any shares of Common Stock
(x) within the two-year period immediately prior to and including the date of the final public announcement of the terms of the proposed Business Combination (the "Announcement Date"), or (y) in the transaction in which it became an Interested Stockholder, whichever is higher; or

     (II) the Fair Market Value per share of Common Stock (x) on the Announcement Date, or (y) on the date on which the Interested Stockholder became an Interested Stockholder (the "Determination Date"), whichever is higher;

     (iii) the aggregate amount of (A) the cash and (B) the Fair Market Value, as of the Consummation Date, of consideration other than cash received or to be received, per share, by holders of shares of any class of outstanding Voting Stock other than Common Stock in such Business Combination, shall be at least equal to the highest of the following (it being intended that the requirements of this clause (iii) shall be required to be met with respect to every class of outstanding Voting Stock other than Common Stock, whether or not such Interested Stockholder (or such Affiliate or Associate) has previously acquired any shares of a particular class of Voting Stock):

     (I) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid or agreed to be paid by the Interested Stockholder for any shares of such class of Voting Stock
(x) within the two-year period  immediately  prior to the Announcement  Date, or
(y) in the transaction in which it became an Interested Stockholder, whichever is higher;

     (II) (if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; or

     (III) the Fair Market Value per share of such class of Voting Stock (x) on the Announcement Date; or (y) on the Determination Date, whichever is higher;

     (iv) the consideration to be received by the holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Stockholder has previously paid (or agreed to pay) for shares of such class of Voting Stock; if the Interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration to be received by holders of shares of such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by such Interested Stockholder; and the price determined in accordance with clauses (ii) and (iii) of this paragraph (b) shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event;

     (v) after such Interested Stockholder has become an Interested Stockholder, and prior to the consummation of such Business Combination, neither such Interested Stockholder nor any of its Affiliates or Associates shall have become the beneficial owner of any additional shares of Voting Stock, except (A) as part of the transaction which resulted in such Interested Stockholder becoming an Interested Stockholder, or (B) upon conversion of convertible securities acquired by it prior to such Interested Stockholder becoming an Interested Stockholder, or as a result of a stock split or a pro rata stock dividend;

     (vi) after such Interested Stockholder has become an Interested Stockholder, neither such Interested Stockholder nor any of its Affiliates or Associates shall have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise; and

     (vii) a proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules and/or regulations) shall be mailed to stockholders of the Corporation at least thirty (30) days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act, rules and/or regulations or such subsequent provisions).

     3. Certain Definitions. For purposes of this Certificate of Incorporation, the following definitions shall apply:

     (a) "Continuing Director" means either a director originally elected upon the incorporation of the Corporation or (i) any member of the Board of Directors who (A) is not an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder and (B) was a member of the Board of Directors prior to the time that an Interested Stockholder became an Interested Stockholder, and
(ii) any person who is elected or nominated to succeed a Continuing Director, or to join the Board of Directors, by a majority of the Continuing Directors.

     (b) "Business Combination" means any one or more of the following transactions referred to in clauses (i) through (vi) of this paragraph (b):

     (i) any merger or consolidation of the Corporation or any Subsidiary (as defined in paragraph (h) of this Section 3) with or into (A) any Interested Stockholder or (B) any other corporation (whether or not itself an Interested Stockholder) which immediately before is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Stockholder;

     (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of related transactions) to or with any Interested Stockholder, Affiliate and/or any Associate of any Interested Stockholder of any assets of the Corporation and/or any Subsidiary, where such assets have an aggregate Fair Market Value of Five Million Dollars ($5,000,000) or more;

     (iii) the issuance or transfer by the Corporation and/or any Subsidiary (in one transaction or a series of related transactions) of any equity securities of the Corporation and/or any Subsidiary to a person which, immediately prior to such issuance or transfer, is an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder, where such equity securities have an aggregate Fair Market Value of Five Million Dollars ($5,000,000) or more;

     (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by an Interested Stockholder;

     (v) any reclassification of securities (including any reverse stock split) or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any similar transaction (whether or not with or into or otherwise involving an Interested Stockholder), which has the effect, directly or indirectly, of increasing the percentage of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or by any Affiliate and/or Associate of any Interested Stockholder; or

     (vi) any agreement, contract or other arrangement providing for any of the transactions described in clauses (i) through (v) of this paragraph (b).

     (c) A "person" means an individual, firm, partnership, trust, corporation or other entity.

     (d) "Interested Stockholder" means any person who or which, together with its Affiliates and Associates, as of the record date for the determination of stockholders entitled to notice of, and to vote on, any Business Combination, the removal of a director or the adoption of any proposed amendment, alteration, rescission or repeal of any provisions of this Certificate of Incorporation or any Bylaw, or immediately prior to the Consummation Date:

     (i) is the  beneficial  owner (as defined in paragraph  (e) of this Section
3), directly or indirectly,  of five percent (5%) or more of the voting power of
(A) all outstanding shares of Voting Stock or (B) all outstanding shares of the capital stock of a Subsidiary having general voting power ("Subsidiary Stock"); or

     (ii) is an assignee of or has otherwise succeeded to any share of Voting Stock or Subsidiary Stock which was, at any time within the two-year period prior thereto, beneficially owned by any person who at such time was an Interested Stockholder, and such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules and/or regulations);

     (e) A person is the "beneficial owner" of any shares of capital stock:

     (i) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly;

     (ii) which such person or any of its Affiliates or Associates has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding; or

     (iii) which are beneficially owned, directly or indirectly, by any other person with which such first-mentioned person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of the Corporation or a Subsidiary, as the case may be.

     (f) "Voting Stock" means the capital stock of the Corporation having general voting power. For the purpose of determining whether a person is an Interested Stockholder pursuant to paragraph (d) of this Section 3, the number of shares of Voting Stock or Subsidiary Stock, as the case may be, deemed to be outstanding shall include shares deemed owned by a beneficial owner through application of paragraph (e) of this Section 3, but shall not include any other shares of Voting Stock or Subsidiary Stock, as the case may be, which may be issuable to any other person pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

     (g) "Affiliate" and "Associate" have the respective meanings given to those terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as is effect on June 1, 1985.

     (h) "Subsidiary" means any corporation of which a majority of any class of equity security (as defined in Rule 3a11-1 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on June 1,
1985) is owned, directly or indirectly, by the Corporation.

     (i) "Fair Market Value" means (i) in the case of stock (A) the highest closing sale price during the 30-day period including and immediately preceding the date in the question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or (B) if such stock is not quoted on the Composite Tape, the highest closing sale price during such 30-day period on the New York Stock Exchange, or (C) if such stock is not listed on such Exchange, the highest closing sale price during such 30-day period on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such stock is listed, or (D) if such stock is not listed on any such exchange, the highest closing sales price or highest bid quotation, as appropriate, with respect to a share of such stock on the National Market System of the National Association of Securities Dealers, Inc. or any system then in use during such 30-day period, or (E) if no such quotations are available, the fair market value on the date in question of a share of such stock as determined in good faith by a majority of the Continuing Directors (or if there are no Continuing Directors, then by a majority of the Board of Directors), and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of the Continuing Directors (or if there are no Continuing Directors, then by a majority of the Board of Directors).

     (j) In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash received or to be received" as used in clauses (ii) and (iii) of paragraph (b) of Section 2 of this Article Fourteenth shall include the shares of Common Stock and/or the shares of any class of Voting Stock retained by the holder of such shares.

     4. Powers of Continuing Directors. A majority of the Continuing Directors shall have the power and duty to determine, for purposes of this Article Fourteenth, on the basis of information known to them: (a) whether a person is an Interested Stockholder, (b) the number of shares of Voting Stock or Subsidiary Stock beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another person, (d) whether a person has an agreement, arrangement or understanding with another person as to the matters referred to in clause (vi) of paragraph (b), or clause (ii) or (iii) of paragraph (e) of
Section 3 of this Article Fourteenth, (e) whether any particular assets of the Corporation and/or any Subsidiary have an aggregate Fair Market Value of Five Million Dollars ($5,000,000) or more, or (f) whether the consideration received for the issuance or transfer of securities by the Corporation and/or any Subsidiary has an aggregate Fair Market Value of Five Million Dollars ($5,000,000) or more. In furtherance and not in limitation of the preceding powers and duties set forth in this Section 4, a majority of the Continuing Directors shall have the power and duty to interpret all of the terms and provisions of this Article Fourteenth.

     5. Fiduciary Obligation of Interested Stockholder. Nothing contained in this Article Fourteenth shall be construed to relieve any Interested Stockholder or any Affiliate or Associate thereof from any fiduciary obligation imposed by law.

     6. Fiduciary Obligation of Board of Directors. The fact that any action or transaction complies with the provisions of this Article Fourteenth shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors or any member thereof to approve such action or transaction or recommend its adoption or approval to the stockholders of the Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of, or actions and responses taken with respect to, such action or transaction.

     FIFTEENTH: Stockholder Appraisal Rights in Business Combinations.

     To the maximum extent permissible under Section 262 of the General Corporation Law of the State of Delaware, the stockholders of the Corporation shall be entitled to the statutory appraisal rights provided therein, notwithstanding any exception otherwise provided therein, with respect to any Business Combination involving the Corporation and any Interested Stockholder (or any Affiliate or Associate of any Interested Stockholder), which requires the affirmative vote specified in paragraph (1) of Section 1 of Article Fourteenth hereof.

     SIXTEENTH: Amendments to Articles Fourth through Sixteenth.

     The provisions set forth in this Article Sixteenth and in Articles Fourth, Fifth, Sixth, Seventh, Eighth, Ninth, Tenth, Eleventh, Twelfth, Fourteenth and Fifteenth hereof may not be repealed, rescinded, altered or amended in any respect, and no other provision or provisions may be adopted which impair(s) in any respect the operation or effect of any such provision, except by the affirmative vote of the holders of not less than seventy-five percent (75%) of the voting power of all outstanding shares of Voting Stock regardless of class and voting together as a single voting class, and, where such action is proposed by an Interested Stockholder or by any Associate or Affiliate of an Interested Stockholder, the affirmative vote of the holders of a majority of the voting power of all outstanding shares of Voting Stock, regardless of class and voting together as a single class, other than shares held by the Interested Stockholder which proposed (or the Affiliate or Association of which proposed such action, or any Affiliate or Associate of such Interested Stockholder; provided, however, that where such action is approved by a majority of the Continuing Directors, the affirmative vote of a majority of the voting power of all outstanding shares of Voting Stock, regardless of class and voting together as a single voting class, shall be required for approval of such action.

     SEVENTEENTH: Other Amendments.

     The Corporation reserves the right to adopt, repeal, rescind, alter or amend in any respect any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by applicable law, and all rights conferred on stockholders herein are granted subject to this reservation. Notwithstanding the preceding sentence, the provisions set forth in Articles Fourth, Fifth, Sixth, Seventh, Eighth, Ninth, Tenth, Eleventh, Twelfth, Fourteenth, Fifteenth and Sixteenth may not be repealed, rescinded, altered or amended in any respect, and no other provision or provisions may be adopted which impair(s) in any respect the operation or effect of any such provision, unless such action is approved as specified in Article Sixteenth hereof.

     EIGHTEENTH: Term of Existence.

     The Corporation is to have perpetual existence.

     NINETEENTH: Name and Address of Incorporator.

     The name and mailing address of the incorporator of the Corporation is:

                             Elizabeth A. Huprich
                             261 South Figueroa Street, Suite 400
                             Los Angeles, California  90012

         TWENTIETH:  Liability of Directors

     No director of this Corporation shall have personal liability to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director. The foregoing provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

     I, THE UNDERSIGNED, being the Secretary of the Corporation, hereby declare and certify that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this ____ day of _________, 2002.



                                             ________________________________
                                                       Gary Yusko
                                                       Secretary